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                                                                   EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is being entered into as of June 25, 1996 (the "Closing Date") by and between Pegasus Systems, Inc., a Delaware corporation (the "Company"), and Joseph W. Nicholson ("Executive").

                                    RECITALS

        A. Executive has served as Chief Information Officer of the Company since July 1995.

        B. Pursuant to a Series A Preferred Stock Purchase Agreement, dated as of the Closing Date, by and among the Company, and the entities listed on Exhibit A thereto (the "Purchasers"), the Purchasers are purchasing certain shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Purchase").

        C. The Purchasers have required, as a condition to consummating the Purchase, that Executive execute and deliver this Agreement.

                                   AGREEMENT

        In order to induce the Purchasers to consummate the Purchase, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.      EMPLOYMENT

        1.1     TERM; DUTIES.

        (a) TERM. Subject to Section 1.6 below, Executive agrees to serve as an employee of the Company during the period commencing on the Closing Date and ending on the date four (4) years from the Closing Date, subject to automatic one year annual renewals if neither party has provided the other with a written notice expressing an intent to terminate the Executive's employment with the Company 60 days prior to the beginning of such renewal period (the "Employment Term").

        (b) DUTIES. During the Employment Term, Executive shall serve as the Chief Information Officer of the Company and in such capacity shall have such responsibilities and perform such duties as the Chief Executive Officer or the Company's Board of Directors may specify from time to time consistent with such position. Executive agrees to serve the Company faithfully and to the best of his ability, and to devote substantially all of his working time, attention and efforts during the Employment Term to the business and affairs of the Company. Executive shall not serve as a
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director, employee, consultant or advisor to any other corporation (other than the Company's affiliates) or other business enterprise without the prior written consent of the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization or any trade association without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement. Executive represents and warrants to the Company that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

        1.2 COMPENSATION. In consideration for all services to be performed under this Agreement, Executive shall receive the following compensation:

                (a) SALARY. Executive shall be paid a base salary at a rate of not less than $14,583 per month, subject to increase annually at the discretion of the Compensation Committee of the Board of Directors and payable at such times as other executives of the Company receive their regular salary payments (the "Base Salary").

                (b) BONUS PROGRAM. The Executive will be eligible to receive annual bonus payments in addition to the Base Salary. Such annual bonus shall be determined by the Compensation Committee in its discretion based on achievement of performance objectives established by the Compensation Committee of the Board of Directors from time to time.

                (c) OPTION. The Company shall grant to Executive an option (the "Option") (or, at Executive's election, a stock purchase right to purchase shares of Common Stock of the Company (the "Common Stock") for a total of 112,500 shares of Common Stock) at an exercise price of $2.68 per share. Subject to Section 1.6(b)(ii) below, such Option will vest 1/4 on the first anniversary of the Closing Date and 1/48 after each subsequent month of employment, so that such Option would be fully vested four (4) years after the Closing Date based on continued employment.

                (d) AUTOMOBILE ALLOWANCE. The Company agrees to pay Executive an automobile allowance of up to $500 per month.

                (e) LIFE INSURANCE. To the extent commercially practicable, the Company shall maintain life insurance with respect to Executive, in the amount of $1,333,000 with the Company as beneficiary and $667,000 with Executive's estate as beneficiary.

        The Company shall be entitled to withhold from the compensation payments otherwise required to be made to Executive such amounts as may be required under applicable tax laws and other applicable legal requirements.

        1.3 OTHER BENEFITS. The Company shall provide to Executive, during the Employment Term, such other benefits (including vacation) as the Company makes generally available to its other employees and makes generally available to its executives during the Employment Term, subject to Executive's satisfaction of the respective eligibility requirements for such benefits.




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        1.4     NO OTHER COMPENSATION. Executive acknowledges and agrees that he shall not be entitled to receive from the Company or any other affiliate of the Company, including but not limited to, The Hotel Industry Switch Company, The Hotel Clearing Corporation, the Hotel Clearing Corporation (U.K.) and TravelWeb, Inc. any salary, bonus or other compensation or benefit of any nature (whether relating to any period prior to the Closing Date or relating to any period after the Closing Date) except as expressly provided in Sections 1.2 and 1.3 above. Executive represents and warrants to the Company that he is not aware of any claims or rights against the Company arising directly or indirectly from his past employment with the Company, and Executive hereby releases and discharges the Company and its affiliates from all claims, rights, causes of action, demands and obligations arising directly or indirectly from his past employment with the Company.

        1.5 EXPENSES. Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket business expenses reasonably incurred by Executive during the Employment Term in the performance of Executive's duties under this Agreement, in accordance with the Company policies in effect from time to time; provided, however, that the Company shall not be required to reimburse Executive for any such expenses unless: (a) Executive presents vouchers and receipts indicating in reasonable detail the amount and business purpose of each of such expenses; and (b) Executive otherwise complies with the Company's reimbursement policies established from time to time and in effect during the Employment Term.

        1.6     TERMINATION.

        (a) Executive and the Company acknowledge and agree that either the Company or Executive shall have the right to terminate Executive's employment at any time during the Employment Term with or without Cause (as defined in Section 1.7), by delivering written notice of termination to the other thirty
(30) days prior to the date of termination. Upon any such termination of this Agreement, Executive's employment with the Company shall terminate and, except as provided in Section 1.6(b) or 1.6(c) below, as applicable, the Company shall have no further monetary obligation or other obligation of any nature to Executive under this Agreement or with respect to his employment or the termination of his employment (except as expressly required by applicable law).

        (b) If (i) the Company terminates this Agreement without Cause (as defined in Section 1.7 below) during the Employment Term, (ii) Executive satisfies all of his obligations relating to the termination of his employment under this Agreement as specified in Sections 2, 3 and 4.1 hereof), and (iii) Executive executes and delivers to the Company a general release of liability (satisfactory in form and substance to the Company) in favor of the Company, then so long as Executive does not breach Section 2, 3 or 4.1 hereof.

                (A) The Company shall pay to Executive the Base Salary referred to in Section 1.2(a) above for a period of twelve (12) months following the date of termination, payable over such twelve-month period at such times as executives of the Company receive their regular salary payments;


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                (B)     Vesting of the Option shall accelerate so that (i) if
        termination of employment occurs prior to the date being three (3) years and one (1) month after the Closing Date, Executive's Option shall vest for an additional 28,125 shares of Common Stock (in addition to shares vested as of the date of termination) or (ii) if termination of employment occurs on or after the date being three (3) years and one (1) month after the Closing Date, Executive's Option shall fully vest; and

                (C) The Company shall pay to Executive all accrued salary, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans and any appropriate out-of-pocket business expense reimbursements.

        (c) If this Agreement is terminated other than pursuant to Section 1.6(b), including voluntary termination, termination by the Company with Cause, or by reason of death or disability, then so long as Executive does not breach
Section 2, 3 or 4.1 hereof, Executive shall be entitled to payment of all accrued salary, vesting of the Option through the date of determination only, any further benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans through the date of termination only and any appropriate out-of-pocket business expense reimbursements.

        (d) The termination of this Agreement pursuant to this Section 1.6 or otherwise shall not limit or otherwise affect any of Executive's obligations under Sections 2, 3, and 4.1 hereof, which obligations shall survive any such termination.

        (e) Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment except as expressly set forth under Section 1.6(b), 1.6(c) or 1.6(d), as applicable; provided, only, that to the extent the Consolidated Omnibus Budget Reconciliation Act of 1985 (""COBRA'') shall be applicable to the Company, Executive may be eligible following termination of employment to continue to receive group health plan benefits pursuant to COBRA by making the appropriate election and payments.

        1.7 DEFINITION OF "CAUSE." Executive's employment with the Company shall be deemed to have been terminated for "Cause" if such employment is terminated due to:

        (a) habitual failure to report to work, which is not cured within sixty (60) days after written notice from the Board of Directors;

        (b) habitual substance abuse, which is not cured within sixty (60) days after written notice from the Board of Directors;

        (c) material breach of Executive's fiduciary duty to the Company or its affiliates, including without limitation, misappropriation of corporate assets, self dealing and violation of any noncompetition agreement or any confidential information and assignment agreement;



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        (d)     any intentional misconduct, fraud or bad faith on the part of
Executive in the performance of his duties as an employee of the Company;

        (e) the conviction of Executive of, or the entry by Executive of a plea of guilty or no contest to, any felony, any activity constituting unlawful harassment, or any other malfeasance that could materially impair the reputation of the Company or Executive; and

        (f) the breach by Executive of any material provision in this Agreement, which is not cured within sixty (60) days after written notice from the Board of Directors.

        1.8 DISABILITY. If, during the term of this Agreement, Executive, in the reasonable judgment of the Board of Directors, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of six (6) months, the Company shall have the right to terminate Executive's employment hereunder by written notification to Executive.

        1.9 DEATH. In the event of Executive's death during the term of this Agreement, the date of termination shall be deemed to have occurred as of the last day of the month during which his death occurs.

2.      CONFIDENTIAL INFORMATION

        The Confidential Information and Invention Assignment Agreement entered into by the Executive as of the date hereof and attached hereto as Exhibit A is hereby incorporated by reference.

3.      NON-COMPETITION AND NON-SOLICITATION

        3.1 NON-COMPETITION. During the period commencing on the Closing Date and continuing until the date twelve (12) months after the termination of the Executive's employment with the Company (the "Noncompete Period"), Executive shall not, directly or indirectly, provide any service (as an employee, consultant or otherwise), support, product, or technology to any person or entity residing or located in the states or provinces of North America and the countries of Europe, if such service, support, product or technology involves or relates to, in any material respect, the business of the Company as conducted during the term of Executive's employment (each, a "Restricted Business"). The Company and Executive agree that these limitations as to time, geographical area, and scope of activity to be restrained are reasonable and the limitations are necessary to protect the goodwill or other business interests of the Company.

        3.2 NON-SOLICITATION. Executive further agrees that during the Noncompete Period, he will not:

                (a) directly or indirectly, personally or through others, encourage, induced, attempt to induce, solicit or attempt to solicit (on Executive's own behalf or on behalf of any other person or entity) the employment of (i) any employee of the Company or any of the Company's affiliates or

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(ii) any person who was within the previous twelve (12) months an employee of the Company or any of the Company's affiliates;

        (b) directly or indirectly, personally or through others, approach, contact, solicit, advise or do (or attempt to do) business with, or otherwise interfere with the relationship of the Company or any of the Company's affiliates with, any person or entity who is, was or is reasonably anticipated to become a customer or client of the Company or any of Company's affiliates with respect to any Restricted Business.

        3.3 SEPARATE COVENANTS. The covenants contained in Section 3.2(a) and (b) above shall be each construed as a series of separate covenants, one for each country, city, state and country of any geographic area where any business is presently carried on by the Company. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Section 3.2(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this
Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

4.      MISCELLANEOUS PROVISIONS.

        4.1 SURRENDER OF REWARDS AND PROPERTY. At such time as Executive no longer serves as an Executive of the Company, Executive shall deliver promptly to the Company(a) all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof in his possession or under his control which are the property of the Company, and (b) all other property and Confidential Information of the Company in his possession or under his control, including all documents which contain any Confidential Information of the Company.

        4.2 INDEPENDENCE OF OBLIGATIONS. The covenants of Executive set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Executive, on the one hand, and the Company, on the other. The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement of such covenants against Executive.

        4.3 SPECIFIC PERFORMANCE. Executive agrees that in the event of any breach or threatened breach by Executive of any covenant, obligation or other provision contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) injunction restraining such breach or threatened breach.


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        4.4     NON-EXCLUSIVITY.  The rights and remedies of the Company
hereunder are not exclusive of or limited by any other rights or remedies which the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company hereunder, and the obligations and liabilities of Executive hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

        4.5 INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to the Company, Executive shall hold harmless and indemnify the Company from and against, and shall compensate and reimburse the Company from any loss, damage, injury, decline in value, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees) charge, cost (including costs of investigation) or expense of any nature (collectively, the "Damages") which are directly or indirectly suffered or incurred at any time by the Company, or to which the Company otherwise becomes subject (regardless of whether or not such Damages relate to a third-party claim) and that arise from or are directly or indirectly connected with, any breach of any covenant or obligation of Executive contained herein.

        4.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt of, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive at his address as set forth herein, and
(ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or at such other address as a party may designate by ten (10) days' advance written notice to the other party pursuant to the provisions above.

        4.7 SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall be affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.




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        4.8     GOVERNING LAW.  This Agreement shall be construed in accordance with, and governed in all by, the laws of the State of Texas (without giving effect to principles of conflicts of laws).

        4.9 WAIVER. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        4.10 CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        4.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        4.12 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

        4.13 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the parties (including any prior agreements or understandings between Executive and any subsidiary of the Company) relating to the subject matter hereof and thereof, including without limitation the right to employment, employment compensation, severance and other compensation upon termination of employment and rights to acquire securities of the Company or any subsidiary which Executive may have to acquire securities of the Company, provided only that this Agreement shall not affect the Company's rights under the Amended and Restated Stockholders Agreement of the Company dated June 25, 1996, which shall constitute in full force and effect.

        4.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Executive.



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        4.15    ASSIGNMENT. This Agreement and all rights and obligations of
Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may, assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

        4.16 BINDING NATURE. Subject to Section 4.15, this Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns and Executive and his representatives, executors, administrators, estate, heirs, successors and assigns.

        4.17 ARBITRATION. Any disputes under this Agreement between the parties hereto shall be settled by arbitration in Dallas, Texas under the auspices of, and in accordance with the rules of, the American Arbitration Association, by an arbitrator who is mutually agreeable to the parties hereto, or, if the Company and Executive cannot agree on the selection of the arbitrator, then before three arbitrators, one of which shall be appointed by Executive, one of which shall be appointed by the Company, and the third of which shall be chosen by the American Arbitration Association (such arbitrator or arbitrators hereinafter referred to as the "Arbitrator"). The decision in such arbitration shall be final and conclusive on the parties and judgement upon such decision may be entered in any court having jurisdiction thereof.
The parties hereby agree that the Arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and Executive shall share equally all expenses of the Arbitrator incurred in any arbitration hereunder; provided, however, that the Company or Executive, as the case may be, shall bear all expenses of the Arbitrator and all of the legal fees and out-of-pocket expenses of the other party if the Arbitrator determines that the claim or position of such party was without reasonable foundation. Executive hereby consents to personal jurisdiction of the state and federal courts located in the State of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        4.18 SURVIVAL. The provisions of Sections 2, 3 and 4 hereof shall survive termination of this Agreement.





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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        PEGASUS SYSTEMS, INC.


                                        By: /s/ JOHN F. DAVIS, III
                                            -----------------------------
                                        Name:  John F. Davis, III
                                             ----------------------------
                                        Title: President
                                              ---------------------------


                                           /s/ JOSEPH W. NICHOLSON
                                        ---------------------------------
                                        Name:  Joseph W. Nicholson
                                        Address:
                                                -------------------------

                                        ---------------------------------




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